EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated August 12, 2008, in this Registration Statement on Form S-1 of Allora Minerals, Inc., for the registration of shares of its common stock. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ LLB & Associates Ltd., LLP

LBB & Associates Ltd., LLP

Houston, Texas
September 25, 2008